Exhibit 23.3

CONSENT OF CHARLES HUANG

Pursuant to Rule 438 under the Securities Act of 1933, the undersigned Charles Huang consents to be named in the Registration Statement on Form F-4 of Sohu.com Limited, and in all amendments and supplements thereto, as a proposed member of the board of directors of Sohu.com Limited.

Date: April 2, 2018	/s/ Charles Huang
Name: Charles Huang